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                                                                    EXHIBIT 99.1


      W. R. BERKLEY CORPORATION               NEWS RELEASE
      165 MASON STREET, P.O. BOX 2518
      GREENWICH, CONNECTICUT  06836-2518


      CONTACT:  Anthony J. Del Tufo
                Chief Financial Officer
                (203) 629-3000

                        W.R. BERKLEY CORPORATION EXPECTS
                          LOWER THIRD-QUARTER EARNINGS

         GREENWICH, CT., October 14, 1998 -- W.R. Berkley Corporation (NASDAQ:BKLY), today announced that it expects third-quarter 1998 operating earnings to be below current analysts' estimates of approximately 61 cents per share. While the company still anticipates a considerable operating profit for the period, it cited continuing catastrophe losses, including hurricane Georges, as the primary factor impacting 1998 results. In addition, intense ongoing price competition in the marketplace as well as lower investment returns contributed to the substantial reduction in third-quarter earnings expectations.

         A company spokesman noted: "Unusually high catastrophe losses notwithstanding, intense price competition continued to erode underwriting margins in the third quarter. As a company, our long-term objectives remain unchanged. We will continue to maintain a strong balance sheet, adequate loss reserves and a critical focus on steadily building value for our shareholders over time."

         W.R. Berkley Corporation is a holding company which, through its subsidiaries, does business in all segments of the property casualty insurance business. The operating units are grouped for management purposes in five segments according to market served: Regional Property Casualty Insurance, Reinsurance, Specialty Insurance, Alternative Markets and International.

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